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              AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                             FCP TECHNOLOGIES, INC.


            FCP Technologies, Inc., a corporation organized under the laws of the state of Delaware, does hereby certify as follows:

            1: The name of the corporation is FCP Technologies, Inc. (the "Corporation"). The name under which the Corporation was originally incorporated was Frederick Computers Plus, Inc. The date of filing of its original Certificate of Incorporation with the Secretary of State was December 7, 1993.

            2: This Amended and Restated Certificate of Incorporation restates, integrates, amends and supersedes the Corporation's Certificate of Incorporation, as heretofore amended or supplemented (the "Certificate of Incorporation"), and was duly adopted in accordance with the provisions of
Section 242 and 245 of the General Corporation Law of the State of Delaware.

            3: The text of the Certificate of Incorporation are amended and restated hereby to read as herein set forth in full:

            FIRST:   The name of the corporation is FCP TECHNOLOGIES, INC.
(the "Corporation").

            SECOND: The address of its registered office in the State of Delaware is 1013 Centre Road, in the City of Wilmington, County of New Castle and the name and address of its registered agent is CORPORATION SERVICE COMPANY, 1013 Centre Road, Wilmington, Delaware 19805.

            THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

            FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is One Thousand (1,000) shares of common stock, par value $.0001 per share.

            FIFTH: The Corporation is to have perpetual existence.

            SIXTH: The Board of Directors is expressly authorized to make, alter or repeal the By-Laws of the Corporation.

            SEVENTH: No director of this Corporation shall be personally liable to the Corporation or to its stockholders for monetary damages for breach of fiduciary duty
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as a director except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit. It is the intention of this Article SEVENTH to limit the liability of directors of this Corporation to the fullest extent permitted by Section 102(b)7 of Title 8 or by any other present or future provision of Delaware law.

            EIGHTH: The Corporation shall indemnify to the full extent authorized by law any person made or threatened to be made a party to an action or proceeding whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer, employee or agent of the Corporation or serves or served any other enterprise as a director or officer at the request of the Corporation or any predecessor of the Corporation. The Corporation shall pay and advance expenses to directors and officers for matters covered by indemnification to the full extent permitted by such law, and may similarly pay and advance expenses for employees and agents. This Article EIGHTH shall not exclude any other indemnification or other rights to which any party may be entitled in any manner.

            NINTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

            TENTH: The Corporation reserves the right to amend or repeal any provisions contained in this Certificate of Incorporation from time to time and at any time in the manner now or hereafter prescribed by the law of the State of Delaware, and all rights herein conferred upon stockholders, directors and officers are subject to this reserved power.
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            IN WITNESS WHEREOF, the undersigned, does hereby certify that the facts hereinabove stated are truly set forth and, accordingly, hereby executes this Amended and Restated Certificate of Incorporation this 25th day of September, 1998.

                                          /s/ Lynne A. Burgess
                                          -------------------------------------
                                          Lynne A. Burgess
                                          Vice President